CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Partners
WNC Housing Tax Credit Fund VI, L.P., Series 9 and Series 10


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11, of our report dated August 15, 2001 relating to the financial statements of WNC Housing Tax Credit Fund VI, L.P., Series 9, which is contained in that Prospectus, and our report dated October 22, 2001 relating to the consolidated balance sheets of WNC & Associates, Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                     /s/ BDO SEIDMAN, LLP
                                                     BDO SEIDMAN, LLP


Orange County, California
November 1, 2001